                                                              EXHIBIT (a)(1)(ii)

                                   VAN KAMPEN
                                SENIOR LOAN FUND

                           OFFER TO PURCHASE FOR CASH
             A PORTION OF ITS ISSUED AND OUTSTANDING COMMON SHARES
                 AT NET ASSET VALUE PER CLASS OF COMMON SHARES

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME ON FRIDAY, JANUARY 21, 2005, UNLESS THE OFFER IS EXTENDED. TO ENSURE PROCESSING OF YOUR REQUEST, A LETTER OF TRANSMITTAL OR A MANUALLY SIGNED FACSIMILE OF IT (TOGETHER WITH ANY CERTIFICATES FOR COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE DEPOSITARY (AS DEFINED BELOW) ON OR BEFORE JANUARY 21, 2005.

To the Holders of Common Shares of
VAN KAMPEN SENIOR LOAN FUND:

     Van Kampen Senior Loan Fund (the "Fund"), formerly known as Van Kampen Prime Rate Income Trust, is offering to purchase a portion of its common shares of beneficial interest, par value of $0.01 per share, which are offered in two classes of shares designated as Class B Shares (shares of the Fund issued before June 13, 2003 have been redesignated as Class B Shares) and Class C Shares (collectively, the "Common Shares"), at a price (the "Purchase Price") equal to the respective net asset value per class of Common Shares ("NAV") determined as of 5:00 P.M. Eastern Time on the Expiration Date (as defined herein). The tendering, acceptance and withdrawal of tenders are subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Offer is scheduled to terminate as of 12:00 Midnight Eastern Time on January 21, 2005, unless extended by action of the Fund's Board of Trustees. An Early Withdrawal Charge (as defined in Section 3) will be imposed on most Class B Shares and Class C Shares accepted for payment that have been held for less than five years and one year, respectively. The Common Shares are not currently traded on an established trading market. The purpose of the Offer is to attempt to provide liquidity to shareholders since the Fund is unaware of any secondary market which exists for the Common Shares. The NAV on December 3, 2004 was $9.05 for Class B Shares and $9.05 for Class C Shares. You can obtain current NAV quotations from Van Kampen Funds Inc. ("VK") by calling (800) 341-2911 between the hours of 7:00 A.M. and 7:00 P.M. Central Time, Monday through Friday, except holidays. See Section 9.

     If more than the authorized percentage of Common Shares is duly tendered prior to the expiration of the Offer, the Fund presently intends to (subject to the condition that there have been no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in Section 6), but is under no obligation to, extend the Offer period, if necessary, and increase the number of Common Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period, or purchase the authorized percentage of Common Shares (or such greater number of Common Shares sought) on a pro rata basis.

            THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND
                 AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER
                        OF COMMON SHARES BEING TENDERED.

          THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6.

                                                                 61 SLT006-12/04

                               SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. YOU SHOULD CAREFULLY READ THE ENTIRE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFER, AND TO FULLY UNDERSTAND THESE TERMS AND CONDITIONS.

 The Fund                 The Fund is a non-diversified, closed-end management
                          investment company organized as a Massachusetts business
                          trust. The Fund seeks to provide a high level of current
                          income, consistent with preservation of capital. The Fund
                          seeks to achieve its investment objective by investing
                          primarily in adjustable rate senior loans. As of December 3,
                          2004, the Fund had net assets of approximately $2.03 billion and had issued and outstanding approximately 183,387,754
                          Class B Shares and 40,802,799 Class C Shares. As of December
                          3, 2004, the Fund's NAV was $9.05 for Class B Shares and
                          $9.05 for Class C Shares. For additional information about the Fund, see Sections 9, 10, 13 and 14.
 The Offer                The Fund is offering to purchase for cash at the Purchase
                          Price up to 20% of the aggregate of its issued and
                          outstanding Common Shares which are properly tendered and
                          accepted for payment prior to the Expiration Date of the
                          Offer. The tendering, acceptance and withdrawal of tenders are subject to the terms and conditions set forth in this
                          Offer to Purchase and the related Letter of Transmittal. See
                          Sections 1, 2, 5 and 6. An early withdrawal charge will be imposed on most Class B Shares and Class C Shares accepted for payment that have been held for less than five years and one year, respectively. See Section 3.
 Purpose of the Offer     The purpose of this Offer is to attempt to provide liquidity to the holders of Common Shares. The Fund currently does not believe that an active secondary market for its Common
                          Shares exists or is likely to develop, and therefore the
                          Trustees consider each quarter making a tender offer to
                          purchase Common Shares at the respective NAV per class of
                          Common Shares to attempt to provide liquidity to the holders of Common Shares. There can be no assurance that this Offer will provide sufficient liquidity to all holders of Common
                          Shares that desire to sell their Common Shares or that the
                          Fund will make any such tender offer in the future. The
                          Trustees may terminate the Offer, amend its terms, reject
                          Common Shares tendered for payment or postpone payment if, during the tender period, certain events occur which the
                          Trustees consider make it inadvisable to proceed with the
                          Offer. See Sections 6, 7, 11 and 16.
 The Purchase Price       The purchase price is equal to the respective NAV per class of Common Shares determined as of 5:00 P.M. Eastern Time on the Expiration Date. See Section 1. The cost of purchasing all of the authorized percentage of Common Shares pursuant to the Offer would be approximately $406 million (estimated based on the Fund's net assets as of December 3, 2004). The
                          Fund anticipates that cash necessary to purchase any Common
                          Shares acquired pursuant to the Offer will first be derived from cash on hand, such as proceeds from sales of new Common
                          Shares of the Fund and specified payments of principal or
                          interest from the senior loans in the Fund's portfolio, and then from the proceeds from the sale of cash equivalents
                          held by the Fund. The Fund also may borrow amounts, if
                          necessary, pursuant to a credit agreement which has been
                          established to provide the Fund with additional liquidity
                          for its tender offers or for other purposes. See Section 12.
 The Expiration Date      The Offer is scheduled to terminate as of 12:00 Midnight
                          Eastern Time on January 21, 2005, unless extended by action of the Fund's Board of Trustees. The later of January 21,
                          2005 or the latest time and date to which the Offer is
                          extended is the "Expiration Date." If the Expiration Date is extended, the Fund will make a public announcement of the
                          new Expiration Date. See Sections 1 and 16.
 Tendering Common Shares  Shareholders seeking to tender their Common Shares pursuant to the Offer must send to the Fund's depositary on or before the Expiration Date a properly completed and executed Letter of Transmittal (or manually signed facsimile thereof),
                          Common Share certificates (if applicable) and any other
                          documents required by the Letter of Transmittal. See Section
                          3.
 Withdrawing Tenders      Shareholders seeking to withdraw their tender of Common
                          Shares must send to the Fund's depositary a written,
                          telegraphic, telex or facsimile transmission notice of
                          withdrawal that specifies the name of the person withdrawing a tender of Common Shares, the number of Common Shares to be withdrawn and, if certificates representing such Common
                          Shares have been delivered or otherwise identified to the
                          depositary, the name of the registered holder(s) of such
                          Common Shares. Shareholders may withdraw Common Shares
                          tendered at any time up to 12:00 Midnight Eastern Time on
                          the Expiration Date and, if the Common Shares have not yet been accepted for payment by the Fund, at any time after
                          12:00 Midnight Eastern time on February 15, 2005. See
                          Section 4.

                                   IMPORTANT

     If you desire to tender all or any portion of your Common Shares, you should either (1) complete and sign the Letter of Transmittal and mail or deliver it along with any Common Share certificate(s) and any other required documents to Van Kampen Investor Services Inc. (the "Depositary") or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Common Shares.

     NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S COMMON SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER COMMON SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

     Questions and requests for assistance may be directed to VK at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal should be directed to VK.

December 17, 2004                                    VAN KAMPEN SENIOR LOAN FUND

Van Kampen Funds Inc.                                    Depositary: Van Kampen Investor Services Inc.
1 Parkview Plaza                                         By Regular Mail:
P.O. Box 5555                                            Van Kampen Investor Services Inc.
Oakbrook Terrace, IL 60181-5555                          P.O. Box 947
(800) 341-2911                                           Jersey City, NJ 07303-0947
                                                         Attn: Van Kampen
                                                               Senior Loan Fund
                                                         By Certified, Registered,
                                                         Overnight Mail or Courier:
                                                         Van Kampen Investor Services Inc.
                                                         Harborside Financial Center
                                                         Plaza Two, 2nd Floor
                                                         Jersey City, NJ 07311-3977
                                                         Attn: Van Kampen
                                                               Senior Loan Fund

                               TABLE OF CONTENTS

SECTION                                                                 PAGE
-------                                                                 ----
   1.     Price; Number of Common Shares..............................     5
   2.     Procedure for Tendering Common Shares.......................     5
   3.     Early Withdrawal Charge.....................................     7
   4.     Withdrawal Rights...........................................     9
   5.     Payment for Shares Tendered.................................     9
   6.     Certain Conditions of the Offer.............................    10
   7.     Purpose of the Offer........................................    10
   8.     Plans or Proposals of the Fund..............................    11
   9.     Price Range of Common Shares; Dividends.....................    11
  10.     Interest of Trustees and Executive Officers; Transactions
          and Arrangements Concerning the Common Shares...............    12
  11.     Certain Effects of the Offer................................    12
  12.     Source and Amount of Funds..................................    12
  13.     Certain Information about the Fund..........................    15
  14.     Additional Information......................................    17
  15.     Certain Federal Income Tax Consequences.....................    17
  16.     Extension of Tender Period; Termination; Amendments.........    18
  17.     Miscellaneous...............................................    19
  18.     Financial Statements........................................    19

     1. PRICE; NUMBER OF COMMON SHARES. The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to 20% of the aggregate of its issued and outstanding Common Shares which are properly tendered (and not withdrawn in accordance with Section 4) prior to 12:00 Midnight Eastern Time on January 21, 2005 (such time and date being hereinafter called the "Initial Expiration Date"). The Fund reserves the right to extend the Offer. See Section 16. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The Purchase Price of the Common Shares will be the respective NAV per class of Common Shares determined as of 5:00 P.M. Eastern Time on the Expiration Date. The NAV on December 3, 2004 was $9.05 for Class B Shares and $9.05 for Class C Shares. You can obtain current NAV quotations from VK by calling (800) 341-2911 between the hours of 7:00 A.M. and 7:00 P.M. Central Time, Monday through Friday, except holidays. Shareholders tendering Common Shares remain entitled to receive dividends declared on such shares up to the settlement date of the Offer. See Section 9. The Fund will not pay interest on the Purchase Price under any circumstances. An Early Withdrawal Charge will be imposed on most Class B Shares and Class C Shares accepted for payment that have been held for less than five years and one year, respectively. See Section 3.

     The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Common Shares being tendered. If the number of Common Shares properly tendered prior to the Expiration Date and not withdrawn is less than or equal to the authorized percentage of Common Shares (or such greater number of Common Shares as the Fund may elect to purchase pursuant to the Offer), the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Common Shares so tendered. If more than the authorized percentage of Common Shares is duly tendered prior to the expiration of the Offer and not withdrawn, the Fund presently intends to, subject to the condition that there have been no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in Section 6, but is not obligated to, extend the Offer period, if necessary, and increase the number of Common Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period or purchase the authorized percentage of Common Shares (or such greater number of Common Shares sought) on a pro rata basis.

     On December 3, 2004, there were approximately 183,387,754 Class B Shares and 40,802,799 Class C Shares issued and outstanding, and there were approximately 58,411 holders of record of Class B Shares and 8,206 holders of record of Class C Shares. Class B Shares and Class C Shares are considered to be a single class of shares for purposes of allocating among tenders under the Offer. Except as may otherwise be set forth in Section 10 below, the Fund is not aware of any Common Shares to be purchased from any officers, trustees or affiliates of the Fund pursuant to the Offer.

     The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 16. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Common Shares) or decrease the number of Common Shares being sought and, at the time that notice of such increase or decrease is first published, sent or given to holders of Common Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period.

     2. PROCEDURE FOR TENDERING COMMON SHARES.

     Proper Tender of Common Shares. Except as otherwise set forth under the heading "Procedures for Selling Group Members" below, for Common Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, any certificates for such Common Shares and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at its address set forth on page 3 of this Offer to Purchase.

     It is a violation of Section 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Common Shares in a partial tender offer for such person's own account unless at the time of tender and until such time as the securities are accepted for payment the person so tendering has a net long position equal to or greater than the amount tendered in (i) the Common Shares and will deliver or cause to be delivered such shares for purposes of tender to the Fund prior to or on the Expiration Date or (ii) an equivalent security and, upon the acceptance of his or her tender will acquire the Common Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Common Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date.

     Section 14(e) of the Exchange Act and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Common Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder has a net long position in the Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Common Shares complies with Rule 14e-4.

     Signature Guarantees and Method of Delivery. Signatures on the Letter of Transmittal are not required to be guaranteed unless (1) the proceeds for the tendered Common Shares will amount to more than $100,000, (2) the Letter of Transmittal is signed by someone other than the registered holder of the Common Shares tendered therewith or (3) payment for tendered Common Shares is to be sent to a payee other than the registered owner of such Common Shares and/or to an address other than the registered address of the registered owner of the Common Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by a bank or trust company; a broker-dealer; a credit union; a national securities exchange, registered securities association or clearing agency; a savings and loan association; or a federal savings bank (an "Eligible Institution"). A signature guarantee may not be obtained from a notary public. If Common Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal or (a) if payment is to be made to, (b) unpurchased Common Shares (see Sections 1 and 6) are to be registered in the name of or (c) any certificates for unpurchased Common Shares are to be returned to any person other than the registered owner, then the Letter of Transmittal and, if applicable, the tendered Common Share certificates must be endorsed or accompanied by appropriate authorizations, in either case signed exactly as such name or names appear on the registration of the Common Shares with the signatures on the certificates or authorizations guaranteed by an Eligible Institution. If signature is by attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or another acting in a fiduciary or representative capacity, other legal documents will be required. See Instructions 1 and 4 of the Letter of Transmittal.

     Payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt by the Depositary on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. If your Common Shares are evidenced by certificates, those certificates must be received by the Depositary on or prior to the Expiration Date.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR COMMON SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING COMMON SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

     Procedures for Selling Group Members. If you are a selling group member, in order for you to tender any Common Shares pursuant to the Offer, you may place a confirmed wire order with VK. All confirmed wire orders used to tender Common Shares pursuant to this Offer must be placed on the Expiration Date only (wire orders placed on any other date will not be accepted by the Fund). Common Shares tendered by a wire order are deemed to be tendered when VK receives the order but subject to the condition subsequent that the settlement instructions, including (with respect to tendered Common Shares for which the selling group member is not the registered owner) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any other documents required by the Letter of Transmittal and any

Common Share certificates, are received by the Depository within three New York Stock Exchange trading days after receipt by VK of such order.

     Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Fund's counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Common Share(s) or any particular shareholder, and the Fund's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Common Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Fund, VK, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

     Federal Income Tax Withholding. The Depositary will withhold 30% of the gross payments payable to a Non-U.S. Shareholder (as defined below) unless the Non-U.S. Shareholder has provided to the Depositary a form on which it claims eligibility for a reduced rate of withholding or establishes an exemption from withholding. For this purpose, a Non-U.S. Shareholder, in general, is a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any state thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust whose administration is subject to the primary jurisdiction of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. To claim tax treaty benefits, Non-U.S. Shareholders will be required to provide the Depositary with a properly completed Internal Revenue Service ("IRS") Form W-8BEN certifying their entitlement thereto. In addition, in certain cases where payments are made to a Non-U.S. Shareholder that is a partnership or other pass-through entity, persons holding an interest in the entity will need to provide the required certification. For example, an individual Non-U.S. Shareholder who holds shares in the Fund through a non-United States partnership must provide an IRS Form W-8BEN to the Depositary to claim the benefits of an applicable tax treaty. The Depositary will determine a shareholder's status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to the Form W-8BEN or other appropriate Form W-8 provided by the Non-U.S. Shareholder unless facts and circumstances indicate that reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of tax withheld if such shareholder meets one of the three tests for capital gain or loss treatment described in Section 15 or is otherwise able to establish that no tax or a reduced amount of tax was due.

     To prevent backup federal income tax withholding of a percentage of the gross payments made pursuant to the Offer, each shareholder (other than a Non-U.S. Shareholder) who has not previously submitted a Form W-9 to the Fund or does not otherwise establish an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Form W-9 enclosed with the Letter of Transmittal. Shareholders who are resident aliens and who have not previously submitted a Form W-9, and Non-U.S. Shareholders who have not previously submitted a Form W-8BEN or other appropriate Form W-8, to the Fund must do so in order to avoid backup withholding. Exemption from backup withholding does not exempt a Non-U.S. Shareholder from the 30% withholding described above.

     For a discussion of certain other federal income tax consequences to tendering shareholders, see Section 15.

     3. EARLY WITHDRAWAL CHARGE. The Depositary will impose an early withdrawal charge (the "Early Withdrawal Charge") on most Class B Shares and Class C Shares accepted for payment which have been held less than five years and one year, respectively. The Early Withdrawal Charge will be imposed on a number of Common Shares accepted for payment from a record holder of Common Shares the value of which exceeds the aggregate value at the time the tendered Common Shares are accepted for payment of (a) all Common Shares owned by such holder that were purchased more than five years for Class B Shares or more than one year for Class C Shares prior to such acceptance, (b) all Common Shares owned by such holder that were acquired through reinvestment of distributions and (c) the increase, if any, of value of all other Common Shares owned by such holder (namely, those purchased within the five years for Class B Shares or more than one year for Class C Shares preceding acceptance for payment) over the purchase price of such Common Shares. The Early Withdrawal Charge will be paid to VK on behalf of the holder of the Common Shares. In determining whether an Early Withdrawal Charge is payable, Common Shares accepted for payment pursuant to the Offer shall be deemed to be those Common Shares purchased earliest by the shareholder. Any Early Withdrawal Charge which is required to be imposed will be made in accordance with the following schedule:

CLASS B SHARES
YEAR OF REPURCHASE                                     CLASS B SHARES
AFTER PURCHASE                                     EARLY WITHDRAWAL CHARGE
------------------                                 -----------------------
First............................................           3.0%
Second...........................................           2.5%
Third............................................           2.0%
Fourth...........................................           1.5%
Fifth............................................           1.0%
Sixth and following..............................           0.0%

CLASS C SHARES
YEAR OF REPURCHASE                                     CLASS C SHARES
AFTER PURCHASE                                     EARLY WITHDRAWAL CHARGE
------------------                                 -----------------------
First............................................           1.0%
Second and following.............................           0.0%

     Exchanges. Tendering shareholders may elect to have the Depositary invest the cash proceeds from the tender of Common Shares of the Fund in the same class of contingent deferred sales charge shares of certain open-end investment companies advised by Van Kampen Asset Management and distributed by VK (such funds are collectively referred to herein as the "VK Funds"), subject to certain limitations, at the net asset value of the shares of the respective VK Fund (or VK Funds) selected by the tendering shareholder on the date the Fund accepts for payment the Common Shares tendered. See Section 5 regarding acceptance and payment of proceeds for Common Shares tendered. The Early Withdrawal Charge will be waived for Common Shares tendered pursuant to this election; however, such shares of the VK Fund immediately become subject to a contingent deferred sales charge schedule equivalent to the Early Withdrawal Charge schedule of the Fund. Thus, shares of such VK Funds may be subject to a contingent deferred sales charge upon a subsequent redemption from the VK Funds. The purchase of shares of such VK Fund will be deemed to have occurred at the time of the purchase of the Common Shares of the Fund for calculating the applicable contingent deferred sales charge.

     The prospectus for each VK Fund describes its investment objectives and policies. Shareholders should obtain a VK Fund's prospectus and should consider the VK Fund's objectives and policies carefully before making the election described above. Shareholders can obtain a prospectus for a VK Fund without charge by calling (800) 341-2911. Tendering shareholders may purchase shares of a VK Fund only if shares of such VK Fund are available for sale. An exchange is still deemed to be a tender of Common Shares causing a taxable event and may result in a taxable gain or loss for tendering shareholders. Please consult your tax adviser regarding the tax consequences of any exchange.

     A shareholder may make the election described above by completing the appropriate section on the Letter of Transmittal or by giving proper instructions to the shareholder's broker or dealer. Although this election to purchase shares of a VK Fund has been made available as a convenience to the Fund's shareholders, neither the Fund nor its Board of Trustees makes any recommendation as to whether shareholders should invest in shares of another VK Fund. VK Funds may offer certain shareholder services to investors that are not available to investors of the Fund. These shareholder services (including certain purchase, redemption or exchange privileges) are described in the VK Fund's prospectus. In order to use certain shareholder services on your VK Fund share account, a signature guarantee form will be required for such account. Shareholders may access materials to establish these shareholder services, including the signature guarantee form, by calling the Client Relations Department at (800) 341-2911 or accessing applicable forms at http://www.vankampen.com by selecting the Literature section and then Download Forms.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Common Shares made pursuant to the Offer will be irrevocable. You may withdraw Common Shares tendered at any time prior to 12:00 Midnight Eastern Time on the Expiration Date and, if the Common Shares have not yet been accepted for payment by the Fund, at any time after 12:00 midnight Eastern time on February 15, 2005.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 3 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and, if certificates representing such Common Shares have been delivered or otherwise identified to the Depositary, the name of the registered holder(s) of such Common Shares as set forth in such certificates if different from the name of the person tendering the Common Shares. If certificates have been delivered to the Depositary, then, prior to the release of such certificates, you must also submit the certificate numbers shown on the particular certificates evidencing such Common Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. None of the Fund, VK, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Common Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered by following the procedures described in Section 2 prior to the Expiration Date.

     5. PAYMENT FOR SHARES TENDERED. For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Common Shares which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Common Shares for payment pursuant to the Offer.

     Payment for Common Shares purchased pursuant to the Offer will be made by depositing the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Fund and either transmitting payment directly to the tendering shareholders or, in the case of tendering shareholders electing to invest such proceeds in another VK Fund, transmitting payment directly to the transfer agent for purchase of shares of the designated VK Fund for the account of such shareholders. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary, as required pursuant to the Offer, of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any certificates representing such Common Shares, if issued, and any other required documents. Certificates for Common Shares not purchased (see Sections 1 and 6), or for Common Shares not tendered included in certificates forwarded to the Depositary, will be returned promptly following the termination, expiration or withdrawal of the Offer, without expense to the tendering shareholder.

     The Fund will pay all transfer taxes, if any, payable on the transfer to it of Common Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Common Shares are to be registered in the name of any person other than the registered holder, or if tendered certificates, if any, are registered or the Common Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Shareholders tendering Common Shares remain entitled to receive dividends declared on such shares up to the settlement date of the Offer. The Fund will not pay any interest on the Purchase Price under any circumstances. An Early Withdrawal Charge will be imposed on most Class B Shares and Class C Shares accepted for payment that have been held for less than five years and one year, respectively. See Section 3. In addition, if certain events occur, the Fund may not be obligated to purchase Common Shares pursuant to the Offer. See Section 6.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO HAS NOT PREVIOUSLY SUBMITTED A COMPLETED AND SIGNED FORM W-9 (OR APPROPRIATE FORM W-8, IF APPLICABLE) AND WHO FAILS TO COMPLETE FULLY AND SIGN THE FORM W-9 ENCLOSED WITH THE LETTER OF TRANSMITTAL (OR APPROPRIATE FORM W-8, IF APPLICABLE) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF A PERCENTAGE OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

     6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and payment for Common Shares tendered, if, at any time at or before the time of purchase of any such Common Shares, any of the following events shall have occurred (or shall have been determined by the Fund to have occurred) which, in the Fund's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Fund), makes it inadvisable to proceed with the Offer or with such purchase or payment: (1) in the reasonable judgment of the Trustees, there is not sufficient liquidity of the assets of the Fund; (2) such transactions, if consummated, would (a) impair the Fund's status as a regulated investment company under the federal income tax law (which would make the Fund a taxable entity, causing the Fund's taxable income to be taxed at the Fund level) or (b) result in a failure to comply with applicable asset coverage requirements; or (3) there is, in the Board of Trustees' reasonable judgment, any (a) material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on any United States national securities exchange or in the over-the-counter market,
(c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, significant change in armed hostilities or other international or national calamity directly or indirectly involving the United States since the commencement of the Offer or (f) other event or condition which would have a material adverse effect on the Fund or the holders of its Common Shares if the tendered Common Shares are purchased.

     The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction by the Fund), and any such condition may be waived by the Fund in whole or in part, at any time and from time to time in its sole discretion. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 6 shall be final and shall be binding on all parties.

     If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 16. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 16.

     7. PURPOSE OF THE OFFER. The Fund currently does not believe that an active secondary market for its Common Shares exists or is likely to develop. In recognition of the possibility that a secondary market may not develop for the Common Shares of the Fund, or, if such a market were to develop, the Common Shares might trade at a discount, the Trustees have determined that it would be in the best interest of its shareholders for the Fund to take action to attempt to provide liquidity to shareholders. To that end, the Trustees presently intend each quarter to consider making a tender offer to purchase Common Shares at the respective NAV per class of Common Shares. The Trustees have authorized filing an exemptive order application with the Securities and Exchange Commission to enable the Fund to conduct monthly repurchase offers. See

Section 8. The purpose of this Offer is to attempt to provide liquidity to the holders of Common Shares. There can be no assurance that this Offer will provide sufficient liquidity to all holders of Common Shares that desire to sell their Common Shares or that the Fund will make any such tender offer in the future.

     NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S COMMON SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER.

     8. PLANS OR PROPOSALS OF THE FUND. Except as set forth in this Section 8, the Fund has no present plans or proposals which relate to or would result in any extraordinary transaction such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund other than in its ordinary course of business; any material changes in the Fund's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund's structure or business.

     The Trustees have authorized filing a registration statement with the Securities and Exchange Commission to enable the Fund to issue three new classes of shares. If the new classes are issued, the new classes would be continuously offered and designated as Class A Shares, Class B Shares and Class C Shares (the new Class B Shares and new Class C Shares would have different fees, expenses and characteristics than the existing, outstanding Class B Shares and Class C Shares). At the same time, the existing, outstanding Class B Shares and Class C Shares would be redesignated, and these redesignated classes would no longer be continuously offered (the only ongoing issuance of shares of these redesignated classes would be shares to satisfy dividend and capital gain reinvestments). As part of the redesignation of the existing, outstanding Class B Shares and Class C Shares, it is currently contemplated that VK would eliminate or waive any remaining early withdrawal charge otherwise applicable to such shares for those shares tendered after the redesignation date. It is not anticipated that the effective date of these proposed changes would occur, if at all, until after the expiration of the Offer.

     The Trustees have authorized filing an exemptive order application with the Securities and Exchange Commission to enable the Fund to conduct monthly repurchase offers of shares. From inception, the Fund's Board of Trustees has authorized the Fund to make quarterly tender offers to repurchase shares at net asset value determined at the close of the tender offer. Although the Fund has conducted these offers quarterly since inception, there have been no assurances that the Board would do so. In connection with seeking exemptive relief, it is contemplated that the Fund would adopt a new fundamental policy whereby the Fund commits to make regularly offers to repurchase shares of the Fund. In order to provide liquidity to shareholders, the Fund would make, initially, quarterly offers to repurchase shares. Upon receiving exemptive relief from the Securities and Exchange Commission, the Fund would conduct monthly offers to repurchase shares. Although the Fund cannot guarantee that the Securities and Exchange Commission will grant it exemptive relief, the Securities and Exchange Commission has granted similar exemptive relief to other closed-end funds based on similar facts. It is not anticipated that the effective date of these proposed changes would occur, if at all, until after the expiration of the Offer.

     The Fund's fundamental investment policies and restrictions give the Fund the flexibility to pursue its investment objective through a fund structure commonly known as a "master-feeder" structure. If the Fund converts to a master-feeder structure, the existing shareholders of the Fund would continue to hold their shares of the Fund and the Fund would become a feeder-fund of the master-fund. The value of a shareholder's shares would be the same immediately after any conversion as the value immediately before such conversion. Use of this master-feeder structure potentially would result in increased assets invested among the collective investment vehicle of which the Fund would be a part, thus allowing operating expenses to be spread over a larger asset base, potentially achieving economies of scale. The Fund's Board of Trustees presently does not intend to affect any conversion to a master-feeder structure.

     9. PRICE RANGE OF COMMON SHARES; DIVIDENDS. The NAV for Class B Shares of the Fund from December 3, 2002 through December 3, 2004 ranged from a high of $9.06 to a low of $7.70 (shares of the Fund issued before June 13, 2003 have been redesignated as Class B Shares). The NAV for Class C Shares of the Fund from June 16, 2003 through December 3, 2004 ranged from a high of $9.05 to a low of $8.16. On December 3, 2004, the NAV was $9.05 for Class B Shares and $9.05 for Class C Shares. You can obtain current NAV quotations from VK by calling (800) 341-2911 between the hours of 7:00 A.M. and 7:00 P.M. Central Time, Monday through Friday, except holidays. NAV quotes also may be obtained through the ICI Pricing Service which is released each Friday evening and published by the Dow Jones Capital Markets Wire Service on each Friday; published in the New York Times on each Saturday; published in the Chicago Tribune on each Sunday; and published weekly in Barron's magazine. The Fund offers and sells its Common Shares to the public on a continuous basis through VK as principal underwriter. The Fund is not aware of any secondary market trading for the Common Shares. Dividends on the Common Shares are declared daily and paid monthly. Shareholders tendering Common Shares remain entitled to receive dividends declared on such Common Shares up to the settlement date of the Offer.

     10. INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON SHARES. Except as set forth in this Section 10, as of December 3, 2004, the trustees and executive officers of the Fund as a group beneficially owned no Common Shares. As of December 3, 2004, Wayne W. Whalen, a trustee of the Fund, owned 2,321.4 Class B Shares.

     Except as set forth in this Section 10, based upon the Fund's records and upon information provided to the Fund by its trustees, executive officers and affiliates (as such term is used in the Securities Exchange Act of 1934), neither the Fund nor, to the best of the Fund's knowledge, any of the trustees or executive officers of the Fund, nor any affiliates of any of the foregoing, has effected any transactions in the Common Shares during the sixty day period prior to the date hereof. Wayne W. Whalen acquired 12.7 Class B Shares since October 18, 2004 (sixty days prior to the date hereof) through the reinvestment of dividends as described in the Fund's prospectus.

     Except as set forth in this Section 10, the Fund is not aware of any Common Shares to be purchased from any officer, trustee or affiliate of the Fund pursuant to the Offer. The Fund anticipates that approximately 9,185 Class C Shares will be tendered by Van Kampen Funds, Inc., an affiliate of the Fund, pursuant to the Offer.

     Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund's knowledge, any of its affiliates, trustees or executive officers, is a party to any agreement, arrangement or understanding, whether or not legally enforceable, between the Fund, any of the Fund's executive officers or trustees, any person controlling the Fund or any officer or director of any corporation ultimately in control of the Fund and any other person with respect to any securities of the Fund.

     11. CERTAIN EFFECTS OF THE OFFER. The purchase of Common Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders who do not tender their Common Shares. If you retain your Common Shares you will be subject to any increased risks that may result from the reduction in the Fund's aggregate assets resulting from payment for the tendered Common Shares (e.g., greater volatility due to decreased diversification and higher expenses). However, the Fund believes that since the Fund is engaged in a continuous offering of the Common Shares, those risks would be reduced to the extent new Common Shares of the Fund are sold. All Common Shares purchased by the Fund pursuant to the Offer will be held in treasury pending disposition.

     12. SOURCE AND AMOUNT OF FUNDS. The total cost to the Fund of purchasing all of the authorized percentage of Common Shares pursuant to the Offer would be approximately $406 million (estimated based on the Fund's net assets as of December 3, 2004). The Fund anticipates that the Purchase Price for any Common Shares acquired pursuant to the Offer will first be derived from cash on hand, such as proceeds from sales of new Common Shares of the Fund and specified pay-downs from the participation interests in Senior Loans (as defined below) which it has acquired, and then from the proceeds from the sale of cash equivalents held by the Fund. The Fund may from time to time enter into one or more credit agreements to provide the Fund with additional liquidity to meet its obligations to purchase Common Shares pursuant to any tender offer it may make. The Fund has been a party to such credit arrangements in the past and currently is a party to a credit agreement (described in more detail below). If, in the judgment of the Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Common Shares, the Fund may terminate the Offer. See
Section 6.

     The Fund has entered into a Revolving Credit and Security Agreement dated as of November 17, 2003, as amended as of November 11, 2004 (as amended or modified from time to time, the "Credit Agreement"), among the Fund, as borrower, Falcon Asset Securitization Corporation, as conduit lender (the "Conduit Lender"), and Bank One, NA (Main Office Chicago) ("Bank One"), Danske Bank A/S, State Street Bank and Trust Company and the other secondary lenders from time to time party thereto (collectively, the "Secondary Lenders") and Bank One, as program agent (the "Program Agent"), pursuant to which the Conduit Lender may provide, and if the Conduit Lender does not provide, the Secondary Lenders will provide, advances of up to $300,000,000 at the Fund's request (the "Credit Facility Commitment") to the Fund, which are secured by substantially all of the assets of the Fund. The Credit Agreement has terms and conditions substantially similar to the following:

     - The Fund is entitled to borrow money (such borrowings, "Advances") from the Conduit Lender and the Secondary Lenders, collectively, in amounts which in the aggregate do not exceed the amount of the Credit Facility Commitment and from any Secondary Lender, individually, in amounts which in the aggregate do not exceed the amount of such secondary lender's commitment thereunder, provided that, among other things, as of any applicable determination date, (i) the Borrower's "senior securities representing indebtedness" (as defined in Section 18(g) of the 1940 Act) have "asset coverage" (as defined in Section 18(h) of the 1940 Act) of at least 400% (computed on such determination date regardless of whether or not dividends or distributions are being made on such determination date, or whether debt is being incurred on such determination date and computed as if each outstanding Advance constituted a "senior security" without regard to whether such Advance is a loan for "temporary purposes" or otherwise excludable from the definition of "senior securities" under
       Section 18(g) of the 1940 Act) (the "Asset Coverage Test"), and (ii) the borrowing base shall be equal to or greater than the credits outstanding (the "Borrowing Base Test").

     - Promptly after the Fund's submission of a notice of borrowing, the Conduit Lender is required to notify the Program Agent as to whether it will make the requested Advance. If the Conduit Lender declines to make such Advance, the Program Agent shall notify the Secondary Lenders of the requested Advance. Provided the Fund has complied with the procedures governing requests for Advances, the Conduit Lender or the Secondary Lenders, as applicable, will, on the borrowing date, make available to the Fund's account Advances in an amount equal to the requested amount in immediately available funds. The Borrower is not able to request more than two (2) Advances in any calendar week.

     - Advances made under the Credit Agreement, if any, will bear interest daily (i) with respect to Advances made by the Conduit Lender, at a rate per annum which reflects the cost of funds to the Conduit Lender of making and maintaining such Advance, including fees payable by or on behalf of the Conduit Lender to any dealer or placement agent in respect of commercial paper notes issued by the Conduit Lender to fund such Advance and be calculated in the manner in which the Conduit Lender typically calculates its cost of funds in similar transactions; provided that if any component of such rate is a discount rate, the rate used for such component shall be obtained by converting such discount rate to an interest bearing equivalent rate per annum, and (ii) with respect to Advances made by any Secondary Lender, at either (A) a rate per annum equal to the rate of interest from time to time announced publicly by Bank One in Chicago, Illinois as Bank One's base rate (the "Base Rate"), or (B) at a rate per annum equal to 1% per annum plus the rate per annum at which deposits in dollars are offered by the principal office of Bank One in London, England to prime banks in the London interbank market (the "Eurodollar Rate"). The Fund will bear the expenses of any borrowings under the Credit Agreement. Interest on the Advances will be due, in arrears, on the outstanding principal amount of each Advance (i) with respect to any Advance made by the Conduit Lender or any Base Rate Advance made by a Secondary Lender, on the twelfth (12th) day of each calendar month (or if such day is not a business day, the next succeeding business day) for the immediately preceding month or part thereof or (ii) with respect to any Eurodollar Rate Advance made by a Secondary Lender, on the last day of each settlement period (or if such day is not a business day, the next succeeding business day), the duration of such settlement period to be determined by the Program Agent. Interest on the outstanding principal of the Advances will also be due on the date of any prepayment of any Advance and on demand during the existence of an event of default under the Credit Agreement. Overdue payments of principal and interest will bear interest, payable upon demand, at a penalty rate.

     - The Fund paid an up-front fee to the Program Agent (for the account of the Secondary Lenders) on the date the Credit Agreement was executed. In addition, the Fund has agreed to pay certain fees during and after the term of the Credit Agreement, including (i) a structuring fee, payable to the Program Agent in twelve (12) equal quarterly installments, (ii) an increase fee, payable to the Program Agent in equal quarterly installments, (iii) a program fee, payable to the Program Agent monthly for each month any Advances are outstanding and (iv) a liquidity fee, payable to the Program Agent monthly.

     - The principal amount of any Advance made under the Credit Agreement, if any, is required to be paid by the maturity date for such Advance, which date shall be the earlier of (i) the date which is sixty (60) days following the borrowing date of such Advance and (ii) the earlier of (A) November 10, 2005 (the "Commitment Termination Date"), unless the Commitment Termination Date is extended pursuant to the terms of the Credit Agreement, in which case the Commitment Termination Date shall be the date occurring 364 days after the then current Commitment Termination Date, and (B) the date the Credit Facility Commitment terminates (whether by the occurrence of an event of default or at the Borrower's election). The Fund is entitled to prepay all or a portion of the Advances made to it, provided that, among other things, the Fund gives sufficient notices of prepayment and such prepayment, if a partial prepayment, is at least equal to $1,000,000. On the Commitment Termination Date, all outstanding principal and accrued interest under the Credit Agreement will be due and payable in full.

     - The Fund has pledged and granted to the Program Agent for the benefit of the Conduit Lender (and any person which acquires or is obligated to acquire an interest in any Advance from the Conduit Lender under an asset purchase agreement), the Program Agent, the Secondary Lenders and their respective successors and assigns (such beneficiaries, the "Secured Parties") a continuing lien upon and security interest in all of the Fund's right title and interest in, substantially all of the Fund's assets, including, without limitation, the cash, assets, investments and property from time to time credited to the collateral accounts, the collateral accounts and all proceeds of the foregoing assets (such assets, together with such proceeds thereon, the "Pledged Collateral"). The Fund has agreed to certain restrictions governing the disposition of the Pledged Collateral and has agreed to provide the Program Agent (for itself and on behalf of the other Secured Parties) with certain rights and remedies upon the occurrence and during the continuance of an event of default, including, without limitation, the right to apply the proceeds from the sale of the Pledged Collateral to the payment of any unpaid accrued interest and the principal amount of any outstanding Advances.

     - The drawdown of the initial Advance under the Credit Agreement is subject to the satisfaction of certain conditions precedent, including, without limitation, (i) the receipt by the Program Agent of various program documents related to the Fund and documents typically delivered by borrowers under transactions of this type, including, without limitation, authorizations, legal opinions and various corporate documents, and (ii) if requested by the Conduit Lender or any Secondary Lender, the Fund's execution and delivery of a promissory note made payable to the order of the Conduit Lender or Secondary Lender, as applicable.

     - The drawdown of each Advance is further conditioned upon the satisfaction of additional conditions, including, without limitation, (i) immediately after giving effect to such Advance, the Fund's compliance with the Borrowing Base Test and Asset Coverage Test; (ii) immediately after the making of any such Advance, the aggregate outstanding principal amount of all Advances not exceeding the Credit Facility Commitment; (iii) there being no default or event of default in existence and no default or event of default resulting from the making of such Advance; (iv) the continuance of the truth of the representations and warranties made in the Credit Agreement and certain related agreements with respect to the Fund and its adviser; and (v) the receipt by the Program Agent of an investor report.

     - The Credit Agreement contains various affirmative and negative covenants of the Fund, including, without limitation, continuing obligations: (i) to provide periodic financial information; (ii) without the consent of the Program Agent and the Secondary Lenders, to not consolidate with or merge into any other entity or have any other entity merge into it and to not sell all or any substantial part of its assets; (iii) to continue to engage in its current type of business and to maintain its existence as an organization within the Commonwealth of Massachusetts; (iv) to comply with applicable laws, rules and regulations; (v) to maintain insurance on its property and business; (vi) to not create any lien (other than in connection with the Credit Agreement) on any of its assets; and (vi) to comply with the Fund's fundamental investment policies and investment restrictions.

     - The Credit Agreement also contains various events of default (with certain specified grace periods), including, without limitation: (i) the Fund's failure to pay when due any amounts required to be paid to the Conduit Lender or any Secondary Lender under the Credit Agreement; (ii) the Fund's failure to be in compliance with the Asset Coverage Test;
       (iii) any material misrepresentation by the Fund, its adviser or its custodian in the Credit Agreement or other documents related thereto;
       (iv) failure by the Fund, the Conduit Lender or any Secondary Lender to observe or perform certain terms, covenants and agreements contained in the Credit Agreement or other documents related thereto; (v) failure by the Program Agent to have a valid and perfect first priority security interest in the Pledged Collateral or failure by Fund's custodian to have custody and control, as contemplated by the control agreement, of the Pledged Collateral; (vi) the voluntary or involuntary bankruptcy of the Fund or its custodian, as applicable; (vii) the entry of judgments for the payment of money in excess of $5,000,000 in the aggregate which remains unsatisfied or unstayed for a period of 60 days; and (viii) certain changes in control of the Fund's adviser.

     The foregoing descriptions of the Credit Agreement do not purport to be complete or final, and are qualified in their entirety by reference to the Credit Agreement previously filed as Exhibit (k)(3) to the Fund's Form N-2 via EDGAR on November 26, 2003 and the amendment thereto filed as Exhibit (b)(2) to the Fund's Schedule TO via EDGAR on December 17, 2004. See Section 14.

     13. CERTAIN INFORMATION ABOUT THE FUND. The Fund was organized as a Massachusetts business trust on July 14, 1989 and is a non-diversified, closed-end management investment company under the Investment Company Act of 1940. The Fund's investment objective is to provide a high level of current income, consistent with preservation of capital. The Fund plans to invest at least 80% of its total assets in adjustable rate senior loans ("Senior Loans"). Senior Loans are business loans made to borrowers that may be corporations, partnerships or other entities. These borrowers operate in a variety of industries and geographic regions. The interest rates on Senior Loans adjust periodically, and the Fund's portfolio of Senior Loans will at all times have a dollar-weighted average time until the next interest rate adjustment of 90 days or less. The Fund believes that investing in adjustable rate Senior Loans should limit fluctuations in its net asset value caused by changes in interest rates. The interest rates on Senior Loans adjust periodically. The interest rates are adjusted based on a base rate plus a premium or spread over the base rate. The base rate usually is the London Inter-Bank Offered Rate, the prime rate offered by one or more major United States banks or the certificate of deposit rate or other base lending rates used by commercial lenders. As short-term interest rates rise, interest payable to the Fund should increase. As short-term interest rates decline, interest payable to the Fund should decrease. The amount of time that will pass before the Fund experiences the effects of changing short-term interest rates will depend on the dollar-weighted average time until the next interest rate adjustment on the Fund's portfolio of Senior Loans.

     The Fund has registered as a "non-diversified" investment company so that, subject to its investment restrictions, it is able to invest more than 5% of the value of its assets in the obligations of any single issuer, including Senior Loans of a single borrower or participations in Senior Loans purchased from a single lender. To the extent the Fund invests a relatively high percentage of its assets in obligations of a limited number of issuers, the Fund will be more susceptible than a more widely diversified investment company to any single corporate, economic, political or regulatory occurrence.

     The Fund is advised by Van Kampen Asset Management (the "Adviser") pursuant to an Investment Advisory Agreement. The Board of Trustees of the Fund recently approved a reduction of the investment management fee, such that effective June 1, 2004, the Fund accrues daily and pays monthly to the Adviser an investment management fee based on the per annum rate of 0.90% of the first $500 million of average daily net assets of the Fund, 0.85% on the next $1 billion, 0.825% on the next $1 billion, 0.80% on average daily net assets of the next $500 million and 0.775% on the average daily net assets over $3 billion. On November 30, 2003, the Fund's investment adviser, Van Kampen Investment Advisory Corp., was merged with and into its affiliate, Van Kampen Asset Management. The Fund is a party to an Administration Agreement and an Offering Agreement with VK. Under the Administration Agreement, the Fund pays VK a monthly fee based on the per annum rate of 0.25% of the Fund's average daily net assets. Under the Offering Agreement, the Fund offers and sells its Common Shares to the public on a continuous basis through VK as principal underwriter. VK compensates broker-dealers participating in the continuous offering of the Fund's Common Shares at the rates of 3.0% of the dollar value of Class B Shares and 0.75% of the dollar value of Class C Shares purchased from the Fund by such broker-dealers. VK also compensates broker-dealers who have entered into sales agreements with VK at an annual rate, paid quarterly, equal to an amount up to 0.35% of the value of Class B Shares and up to 0.75% of the value of Class C Shares sold by each respective broker-dealer and remaining outstanding after one year from the date of their original purchase. VK also may provide, from time to time, additional cash incentives to broker-dealers that employ representatives who sell a minimum dollar amount of the Common Shares. All such compensation is or will be paid by VK out of its own assets and not out of the assets of the Fund. The compensation paid to such broker-dealers and to VK, including the compensation paid at the time of purchase, the quarterly payments, any additional incentives paid from time to time and the Early Withdrawal Charge, if any, will not in the aggregate exceed applicable limitations. In addition, the Fund may make service fee payments with respect to the Fund's Class C Shares pursuant to the Fund's Service Plan for personal services and/or the maintenance of shareholder accounts to VK and broker-dealers and other persons in amounts not exceeding 0.25% of the Fund's average daily net assets with respect to Class C Shares for any fiscal year. The Trustees have initially implemented the Service Plan by authorizing service fee payments to VK and broker-dealers and other persons in amounts not expected to exceed 0.15% of the Fund's average daily net assets with respect to Class C Shares.

     On September 28, 2001 and October 11, 2001, separate complaints were filed in the United States District Court for the Northern District of Illinois each by a shareholder of the Fund against the Fund, the Adviser, Van Kampen Funds Inc. and certain directors and officers of the Fund. The respective complaints, framed as class actions, allege misstatements and omissions in the Fund's registration statements in violation of the federal securities laws. The separate complaints were consolidated on or about December 15, 2001, and the class was certified on or about August 26, 2002. The consolidated action is entitled Abrams et al. v. Van Kampen Funds, Inc., et al., No. 01 C 7538 (N.D. Ill., Hart J.). The ultimate outcome of this action is not presently determinable and no provision has been made in the Fund's financial statements for the effect, if any, of this action.

     The Adviser, certain affiliates of the Adviser and certain investment companies advised by the Adviser or its affiliates, including the Fund, are named as defendants in a number of similar class action complaints which were recently consolidated. The consolidated complaint also names as defendants certain individual trustees of certain investment companies advised by affiliates of the Adviser; the complaint does not, however, name the individual trustees of any Van Kampen funds. The consolidated complaint generally alleges that defendants, including the Fund, violated their statutory disclosure obligations and fiduciary duties by failing properly to disclose (i) that the Adviser and certain affiliates of the Adviser allegedly offered economic incentives to brokers and others to steer investors to the funds advised by the Adviser or its affiliates rather than funds managed by other companies, and (ii) that the funds advised by the Adviser or its affiliates, including the Fund, allegedly paid excessive commissions to brokers in return for their alleged efforts to steer investors to these funds. The complaints seek, among other things, unspecified compensatory damages, rescissionary damages, fees and costs.

     The Adviser and certain affiliates of the Adviser are also named as defendants in a derivative suit which additionally names as defendants certain individual Trustees of certain Van Kampen funds; the named investment companies are listed as nominal defendants. The complaint alleges that defendants caused the Van Kampen funds to pay economic incentives to a proprietary sales force to promote the sale of proprietary mutual funds. The complaint also alleges that the Van Kampen funds paid excessive commissions to Morgan Stanley and its affiliates in connection with the sales of the funds. The complaint seeks, among other things, the removal of the current Trustees of the funds, rescission of the management contracts for the funds, disgorgement of profits by Morgan Stanley and its affiliates and monetary damages. This complaint has been coordinated with the consolidated complaint described in the preceding paragraph.

     The defendants have moved to dismiss each of these actions in the preceding two paragraphs and otherwise intend to defend them vigorously. While the defendants believe that they have meritorious defenses, the ultimate outcome of these matters is not presently determinable at this early stage of litigation.

     The Adviser and one of the investment companies advised by the Adviser are named as defendants in a recently filed class action complaint generally alleging that the defendants breached their duties of care to long-term shareholders of the investment company by valuing portfolio securities at the closing prices of the foreign exchanges on which they trade without accounting for significant market information that became available after the close of the foreign exchanges but before calculation of net asset value. As a result, the complaint alleges, short-term traders were able to exploit stale pricing information to capture arbitrage profits that diluted the value of shares held by long-term investors. The complaint seeks unspecified compensatory damages, punitive damages, fees and costs. While the defendants believe that they have meritorious defenses, the ultimate outcome of this matter is not presently determinable at this early stage of litigation.

     The Fund is now operating as a multiple class fund, offering two classes of Common Shares designated as Class B Shares and Class C Shares. As of June 13, 2003, the Fund redesignated its issued and outstanding shares as Class B Shares and the Fund issued newly created Class C Shares in exchange for the assets and liabilities of the Van Kampen Senior Floating Rate Fund, which was a fund with the same investment objectives, investment policies and management operating a substantially similar portfolio as the Fund. The offering terms for each class of Common Shares are described in the Fund's current prospectus.

     The principal executive office of the Fund is located at 1221 Avenue of the Americas, New York, New York 10020.

     As of May 26, 2004, A. Thomas Smith III resigned as Vice President and Secretary of the Fund, and Stefanie V. Chang Yu was appointed as his replacement. As of August 11, 2004, James M. Dykas was appointed Chief Financial Officer and Treasurer replacing John L. Sullivan, who was appointed as the Fund's Chief Compliance Officer.

     Reference is hereby made to Section 9 of this Offer to Purchase and the financial statements attached hereto as Exhibit A which are incorporated herein by reference.

     14. ADDITIONAL INFORMATION. The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "Commission") which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Issuer Tender Offer Statement on Schedule TO is available along with other related materials at the Commission's internet website (http://www.sec.gov).

     15. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of a sale of Common Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Common Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws and any proposed tax law changes.

     The sale of Common Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a "sale or exchange" or, under certain circumstances, as a "dividend." Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Common Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the shareholder or by the Depositary on behalf of the shareholder, in the case of a tendering shareholder electing to invest cash proceeds from the tender of Common Shares in shares of a designated VK Fund: (a) results in a "complete redemption" of the shareholder's interest in the Fund,
(b) is "substantially disproportionate" with respect to the shareholder or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these tests has been met, Common Shares actually owned, as well as Common Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for sale or exchange treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder or, in the case of a tendering shareholder electing to invest cash proceeds from the tender of Common Shares in shares of a designated VK Fund, by the Depositary on behalf of the shareholder pursuant to the Offer and the tax basis of the Common Shares sold. If such Common Shares are held as a capital asset, the gain or loss will be a capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the maximum ordinary income rate for capital assets held for one year or less or
(ii) 15% (through 2008) for capital assets held for more than one year. The maximum long-term capital gains rate for corporations is 35%.

     If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a shareholder or by the Depositary on behalf of a shareholder, as the case may be, who sells Common Shares pursuant to the Offer will be taxable to the shareholder as a "dividend" to the extent of such shareholder's allocable share of the Fund's current or accumulated earnings and profits. No part of such a dividend would constitute "qualified dividend income" eligible for favorable federal income tax rates under the Jobs and Growth Tax Relief Reconciliation Act of 2003. The excess of such amounts received over the portion that is taxable as a dividend would constitute a non-taxable return of capital (to the extent of the shareholder's tax basis in the Common Shares sold pursuant to the Offer). Any amounts in excess of the shareholder's tax basis would constitute taxable gain. Thus, a shareholder's tax basis in the Common Shares sold will not reduce the amount of the dividend. Any remaining tax basis in the Common Shares tendered to the Fund will be transferred to any remaining Common Shares held by such shareholder. In addition, if a tender of Common Shares is treated as a dividend to a tendering shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender. The Fund believes, however, that the nature of the repurchase will be such that a tendering shareholder will qualify for sale or exchange treatment (as opposed to dividend treatment).

     16. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the Purchase Price for the Common Shares tendered will be determined as of 5:00 P.M. Eastern Time on the Expiration Date, as extended, and the Offer will terminate as of 12:00 Midnight Eastern Time on the Expiration Date, as extended. During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares upon the occurrence of any of the conditions specified in Section 6 and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 A.M. Eastern Time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Common Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service.

     If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Common Shares, or the Fund increases the number of Common Shares being sought by an amount exceeding 2% of the outstanding Common Shares, or the Fund decreases the number of Common Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

     17. MISCELLANEOUS. The Offer is not being made to, nor will the Fund accept tenders from, owners of Common Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Common Shares would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     18. FINANCIAL STATEMENTS. The audited financial statements of the Fund are incorporated herein by reference to the Annual Report to shareholders for the Fund dated July 31, 2004. The Annual Report is included as part of the Fund's filing on Form N-CSR as filed with the SEC on September 29, 2004. The Annual Report may be obtained without charge from our web site at www.vankampen.com or by writing or calling Van Kampen Funds Inc. at 1 Parkview Plaza, P.O. Box 555, Oakbrook Terrace, Illinois 60181-5555 or (800) 847-2424 (or (800) 421-2833 for
the hearing impaired). Reports filed with the SEC may be reviewed and copied at the SEC's Public Reference Room in Washington, DC or on the EDGAR database on the SEC's internet site (http://www.sec.gov). Information on the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. You can also request copies of these materials, upon payment of a duplicating fee, by electronic request at the SEC's e-mail address (publicinfo@sec.gov) or by writing the Public Reference section of the SEC, Washington, DC 20549-0102.

December 17, 2004                                    VAN KAMPEN SENIOR LOAN FUND